Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

August 15, 2011

by and among

Ellie Mae, Inc.;

Northgate Private Equity Partners III, L.P.;

NPEP III-Q, L.L.C.;

TVC Capital L.P.;

TVC Capital 12-4-0 Fund L.P.;

TVC Capital Partners L.P.;

TVC Capital, LLC; and,

solely with respect to Article 2, Article 6, and Article 7,

the Management Employees signatory hereto,

relating to the purchase and sale of

100% of the outstanding shares of

Del Mar Datatrac, Inc.

i

ii

Section 7.09	Entire Agreement	52
Section 7.10	Severability	52
Section 7.11	Specific Performance	52

Schedule I	Equity Holdings and Purchase Price Allocation
Schedule II	Business Products and Services
Schedule III	Holdback Bonus Amounts

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 15, 2011, is entered into by and among Ellie Mae, Inc., a Delaware corporation (“Buyer”), Northgate Private Equity Partners III, L.P., NPEP III-Q, L.L.C., TVC Capital L.P., TVC Capital 12-4-0 Fund L.P. and TVC Capital Partners L.P. (each a “Seller” and collectively the “Sellers”), TVC Capital, LLC as the representative of the Sellers and Management Employees (as defined below) pursuant to Section 2.06 hereof (“Sellers’ Representative”), and, solely with respect to Article 2, Article 6, and Article 7, the Management Employees signatory hereto.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of development and provision of mortgage lending automation solutions, including the products and services listed on Schedule II attached hereto (the “Business”);

WHEREAS, Sellers constitute the shareholders of all outstanding shares (the “Shares”) of Del Mar Datatrac, Inc., a California corporation (the “Company”); and

WHEREAS, each Seller is the record and beneficial owner of that number of Shares set forth on Schedule I attached hereto and desires to sell such Shares to Buyer, and Buyer desires to purchase such Shares from each Seller, upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

“Buyer Indemnified Party” means Buyer, its Affiliates, directors, officers, agents, employees, representatives and their respective successors and assignees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, no par value, of the Company.

“Company Intellectual Property” means all Company Intellectual Property Rights and all Technology owned or purported to be owned by the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Option” means any option to purchase Common Stock which was granted pursuant to a Company Option Plan.

“Company Option Plan” means the Company’s 2008 Equity Incentive Plan.

“Company Registered IP” means Registered IP owned or purported to be owned by the Company.

“Company Restricted Stock” means each share of restricted Common Stock issued by the Company which is subject to vesting conditions.

“Company Software” means Software owned or purported to be owned by the Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement (excluding purchase orders entered into in the ordinary course of business consistent with past practices), whether written or oral, to which the Company is a party.

“Current Assets” means, as of any date, the accounts receivable (net of reserve) of the Company, calculated in accordance with GAAP.

“Current Liabilities” means as of any date, the accounts payable of the Company, plus the accrued expenses of the Company, plus unpaid Transaction Expenses, if any, which accounts payable and accrued expenses shall be calculated in accordance with GAAP (it being agreed and understood that no accounts payable shall exceed 30 days other than accounts payable pursuant to the Origin Software Source Code License Agreement dated April 20, 2011).

“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that “Damages” shall not include any punitive damages (except to the extent payable in connection with third party claims under Section 6.05).

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business or the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Holdback Bonus Amount” means an amount equal to the aggregate amount of each of the bonus payments payable as set forth as a “First Holdback Bonus Amount” on Schedule III attached hereto.

“First Holdback Payment Amount” means a portion of the Holdback Funds equal to the aggregate First Holdback Amount set forth on Schedule I attached hereto, less (i) the aggregate First Holdback Bonus Amount as set forth on Schedule III attached hereto, less (ii) any portion of the Holdback Funds used to satisfy an indemnification claim made by a Buyer Indemnified Party in accordance with Article 6, as well as the amount of any Unsettled Claim, in each case prior to or as of the First Holdback Payment Date and less (iii) the Final Working Capital Shortfall, if any, required to satisfy any adjustment to the Purchase Price pursuant to Section 2.04 hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hardware” means any computer or computer network equipment used by or for the benefit of the Company (or, where so specified, by or for the benefit of any other Person) at any time including parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including cabling, routers, and other peripheral and associated electronic equipment, but excluding all Software.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holdback Bonus Amount” means the First Holdback Bonus Amount and the Second Holdback Bonus Amount, as applicable.

“Holdback Bonus Recipient” means each individual listed as a “Holdback Bonus Recipient” set forth on Schedule III attached hereto.

“Holdback Funds” means cash, without interest, in the amount equal to the Holdback Amount, as reduced (i) by the payment of the Holdback Bonus Amounts as set forth on Schedule III attached hereto, (ii) from time to time, by the application of offsets in satisfaction of claims by Buyer Indemnified Parties pursuant to Article 6 hereof or a working capital adjustment pursuant to Section 2.03 and Section 2.04 hereof, as applicable, and (iii) by the scheduled release of a portion of such funds on the First Holdback Payment Date and the Second Holdback Payment Date pursuant to the terms of this Agreement.

“Holdback Participant” means each Seller, Management Employee and Non-management Employee, as set forth on Schedule I attached hereto.

“Holdback Percentage” means, with respect to each Holdback Participant, the percentage set forth for such participant on Schedule I attached hereto.

“Indemnified Party” means either a Buyer Indemnified Party or a Seller Indemnified Party.

“Indemnified Taxes” means (i) any Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) any Taxes for which the Company is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, as a transferee or successor, by Contract, or otherwise, and (iii) any Taxes of Sellers and their Affiliates (other than the Company) for any Tax period. With respect to any Straddle Period, the portion of such Taxes that relates to the Pre-Closing Tax Period shall be determined in the manner set forth in Section 5.04.

“Indemnifying Party” means, with respect to a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, the Person against whom indemnity is sought pursuant to Article 6 of this Agreement.

“Indemnity Period” means the period beginning on the Closing Date and ending at 11:59 pm (PT) on the 18-month anniversary of the Closing Date.

“Intellectual Property Rights” means all (i) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto, (ii) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (iv) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (vi) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (vii) URL and domain name registrations, (viii) inventions (whether or not patentable) and improvements thereto and (ix) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means Hardware and Software used to operate the Business.

“Knowledge” of any Person that is not an individual means (i) with respect to Buyer, the knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Strategy Officer of Buyer and (ii) with respect to the Company, the knowledge of the Chairman, President, Vice President of Finance, Vice President of Product Development, Vice President of Sales, Senior Architect, Vice President of Engineering or Vice President of Client Services of the Company, in every case, including actual knowledge or knowledge obtainable upon reasonable inquiry, it being understood and agreed that discussions with direct reports and a review of one’s files shall constitute reasonable inquiry and with respect to matters involving Intellectual Property and Intellectual Property Rights, Knowledge does not require that the Person have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark or other Intellectual Property or Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, Trademarks or other Intellectual Property or Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to such Persons or the direct reports of such Persons.

“Licensed Intellectual Property” means all Intellectual Property Rights or Technology owned by a third party and licensed or sublicensed to the Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of title to such property or asset; provided, however, that infringement or misappropriation of Intellectual Property Rights shall not be deemed a “Lien.” For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Management Employee” means each individual listed as a “Management Employee” set forth on Schedule I attached hereto.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect, individually or in the aggregate, that has had, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), existing business, assets, liabilities, capitalization or results of operations of the Company; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) general economic conditions in the United States or in the industry in which the Company operates, except to the extent such general economic conditions have a disproportionate effect on the Company or (b) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in Applicable Laws or the interpretation thereof.

“Neutral Arbiter” means such independent accounting firm as Sellers and Buyer mutually agree in writing.

“Non-management Employee” means each individual listed as a “Non-management Employee” set forth on Schedule I attached hereto.

“Off-the-Shelf Software” means third party software that is made generally available on a non-exclusive basis pursuant to “shrink wrap” license or that is otherwise commercially (at a cost of less than $10,000 per year) available to licensees pursuant to a standard non-negotiated end-user license that permits use of the software products without a right to distribute or sublicense the same.

“Permitted Liens” means (i) Liens disclosed on the Current Balance Sheet, (ii) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due and payable, (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount or are being contested in good faith, provided adequate reserves in accordance with GAAP have been established, (iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and which do not exceed $15,000.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any and all customer information obtained by Company including: (i) first and last name; (ii) home or work address; (iii) email address; (iv) actual geographic location within one city block; (v) social security number or other personal identification number; and (vi) financial account numbers; to the extent any such information, alone or in combination with other information processed by the Company, identifies or is associated with an identified natural person.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) privacy and information security of Personal Data, (ii) data breach notification (as applicable) regarding Personal Data, (iii) unfair or deceptive Personal Data practices and (iv) trespass, computer crime and other Laws governing unauthorized access to or use of electronic Personal Data.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names and all applications for any of the foregoing.

“Second Holdback Bonus Amount” means an amount equal to the aggregate amount of each of the bonus payments payable as set forth as a “Second Holdback Bonus Amount” on Schedule III attached hereto.

“Second Holdback Payment Amount” means a portion of the Holdback Funds equal to the aggregate Second Holdback Amount set forth on Schedule I attached hereto, less (i) the aggregate Second Holdback Bonus Amount as set forth on Schedule III attached hereto, less (ii) the aggregate First Holdback Bonus Amount previously accrued and not paid (if any), less (iii) any portion of the Holdback Funds used to satisfy an indemnification claim made by a Buyer Indemnified Party in accordance with Article 6, as well as the amount of any Unsettled Claim, in the case of items (ii) and (iii), prior to or as of the Second Holdback Payment Date.

“Seller Indemnified Party” means Sellers and their respective directors, officers, agents, employees, representatives and their respective successors and assignees.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any transfer pricing reports, schedule or attachment thereto and any amendments thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, goods and services, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Taxes.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, bills of material, specifications, technical data, Software (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, web site content, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections.

“Third Holdback Payment Amount” means a portion of the Holdback Funds equal to the aggregate Third Holdback Amount set forth on Schedule I attached hereto, less (i) the aggregate First Holdback Bonus Amount and Second Holdback Bonus Amount previously accrued and not paid (if any), less (ii) any portion of the Holdback Funds used to satisfy an indemnification claim made by a Buyer Indemnified Party in accordance with Article 6, as well as the amount of any Unsettled Claim, in each case of items (i) and (ii), prior to or as of the Third Holdback Payment Date.

“Transaction Expenses” means the aggregate amount of all unpaid out-of-pocket expenses, including all unpaid third-party legal, accounting, financial advisory, consulting or other fees and expenses of the Company and all transaction bonuses and severance payments paid to Company employees, in each case incurred in connection with the negotiation, execution and delivery of the transaction contemplated by this Agreement, in each case to the extent that such expenses have not been paid by the Company prior to the Closing.

“Unsettled Claim” means any claim for which a Buyer Indemnified Party has delivered a Claim Certificate to Sellers’ Representative for indemnification in accordance with Article 6 which remains unsettled or outstanding.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Audited Company Financial Statements	3.08(a)
Balance Sheet Date	3.08(a)
Business	Recitals
Buyer	Preamble
Buyer Working Capital Certificate	2.03(a)
Claim Certificate	6.04(a)
Claim Dispute Notice	6.04(b)
Closing	2.02
Closing Date	2.02
Closing Balance Sheet	2.03(a)
Closing Payment	2.01(a)
Company	Recitals
Company Financial Statements	3.08(a)
Company Options Cash-Out Amount	2.01(e)
Company Securities	3.05(d)
Confidentiality Agreement	7.01(a)
Current Balance Sheet	3.08(a)
Employee Plans	3.22(a)
Estimated Current Assets	2.01(b)
Estimated Current Assets Target	2.01(b)
Estimated Current Liabilities	2.01(b)
Estimated Working Capital Certificate	2.01(c)
Expense Escrow Account	2.06(e)
Expense Escrow Agent	2.06(e)
Expense Escrow Agreement	2.06(e)
Expense Escrow Amount	2.06(e)
Final Current Assets	2.04(a)
Final Current Assets Target	2.04(a)
Final Current Liabilities	2.04(a)
Final Working Capital Excess	2.04(a)
Final Working Capital Shortfall	2.04(a)
First Holdback Payment Date	2.01(f)
Holdback Amount	2.01(a)
Indemnity Cap	6.03(a)
Leased Real Property	3.14(c)
Leased Real Property Leases	3.14(c)
Malicious Code	3.15(l)
Material Contract(s)	3.11(a)
Mulitemployer Plan	3.22(c)

Term	Section
Net Holdback Payment	2.01(i)
Option Payment	2.01(d)
Permits	3.18
Preferred Stock	3.05(a)
Purchase Price	2.01(a)
Second Holdback Payment Date	2.01(g)
Securities Act	4.07
Security Policies	3.15(r)
Seller Dispute Notice	2.03(b)
Sellers	Preamble
Sellers’ Representative	Preamble
Sellers’ Representative Expenses	2.06(d)
Shares	Recitals
Tax Proceeding	5.05(a)
Third Holdback Payment Date	2.01(h)
Third-Party Claim	6.05
Third-Party Claim Notice	6.05(c)
Threshold	6.03(b)
Transfer Taxes	5.02
Unaudited Company Financial Statements	3.08(a)
Working Capital Payment Date	2.04(b)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, the Shares set forth on Schedule I attached hereto at the Closing. Subject to the adjustment provisions set forth in this Section 2.01, Section 2.03 and Section 2.04, the aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to:

(i) $17,000,000 in cash (the “Closing Payment”), plus

(ii) $8,000,000 in cash payable in accordance with Section 2.01(f), as adjusted pursuant to this Agreement, as applicable (the “Holdback Amount”).

(b) In the event that the product of Estimated Current Liabilities times 1.25 (the “Estimated Current Assets Target”) exceeds Estimated Current Assets, the Closing Payment shall be decreased, on a dollar-for-dollar basis, by an amount equal to such excess. In the event that Estimated Current Assets exceeds the Estimated Current Assets Target, the Closing Payment shall be increased, on a dollar-for-dollar basis, by an amount equal to such excess. “Estimated Current Assets” means Sellers’ good faith estimate of Current Assets pursuant to Section 2.01(c). “Estimated Current Liabilities” means Sellers’ good faith estimate of Current Liabilities pursuant to Section 2.01(c).

(c) Estimated Current Assets and Estimated Current Liabilities shall, for the purposes of any adjustment to the Closing Payment made by Buyer at the Closing, be estimated in good faith by Sellers (after consultation with Buyer). At least two (2) Business Days prior to the Closing Date, Sellers shall have delivered to Buyer a certificate executed by Sellers (the “Estimated Working Capital Certificate”), setting forth such estimates and indicating in reasonable detail the basis therefor. Such certificate shall be accompanied by appropriate documentation supporting the estimates contained therein and shall be subject to the reasonable satisfaction of Buyer. Subject to the provisions of this Section 2.01(c), the good faith delivery of the Estimated Working Capital Certificate shall be conclusive for purposes of the Closing Payment made by Buyer at the Closing, but shall be subject to adjustment after the Closing in accordance with the provisions of Section 2.03 and Section 2.04.

(d) Sellers shall take all actions necessary, including providing Company Option holders any notice required under the Company Option Plan, to cause each Company Option that is unexercised and outstanding as of immediately prior to Closing, whether vested or unvested, to be cancelled and converted into and become the right to receive the Purchase Price proceeds allocated to such holder as set forth on Schedule I attached hereto (listed as the Company Options Cash-Out Amount) (the “Option Payment”).

(e) At the Closing, (i) Buyer shall pay and/or deliver to the Company, cash in the amount equal to the aggregate Option Payments payable in cash at Closing as set forth on Schedule I attached hereto (the “Company Options Cash-Out Amount”). Buyer shall cause the Company to pay the Company Options Cash-Out Amounts to the former holders of Company Options as soon as practicable following the Closing, but in all cases no later than the completion of the first payroll cycle following the Closing. Any such payment shall be less any withholding required by Applicable Law.

(f) Within five Business Days following August 15, 2012 (the “First Holdback Payment Date”), Buyer shall pay (i) to each Seller by wire transfer of immediately available funds to such account(s) as each Seller shall have designated on Schedule I (which wire instructions may be updated by providing written notice to the Buyer at least ten Business Days prior to the First Holdback Payment Date), that portion of the First Holdback Payment Amount allocable to such Seller based on the Holdback Percentage applicable to such Seller as set forth on Schedule I attached hereto and (ii) to the Company, the sum of (A) that portion of the First Holdback Payment Amount allocable to all Management Employees and Non-management Employees based on the Holdback Percentage applicable to each such person as set forth on Schedule I attached hereto, plus (B) subject to Section 2.01(i), the aggregate First Holdback Bonus Amount, such amounts less withholding required by Applicable Law, through a payroll payment as soon as practicable following the First Holdback Payment Date, but no later than the completion of the first payroll cycle following the First Holdback Payment Date. In addition, within five Business Days following the resolution and full satisfaction of any Unsettled Claim reserved against any First Holdback Payment Amount, Buyer shall pay the amount (if any) by which the portion of such Unsettled Claim amount previously retained by Buyer exceeds the amount of the ultimate indemnification amount paid or payable to a Buyer Indemnified Party for such claim pursuant to Article 6 hereof, if any; such subsequent payment(s) shall be made by Buyer to the Sellers and/or to the Company (for distribution first to the Holdback Bonus Recipients for any unpaid portion of the First Holdback Bonus Amount, then to Management Employees and Non-management Employees) in each case, in the same allocation and manner as set forth in the preceding sentence.

(g) Within five Business Days following August 15, 2013 (the “Second Holdback Payment Date”), Buyer shall pay (i) to each Seller by wire transfer of immediately available funds to such account(s) as each Seller shall have designated on Schedule I (which wire instructions may be updated by providing written notice to the Buyer at least ten Business Days prior to the Second Holdback Payment Date), that portion of the Second Holdback Payment Amount allocable to such Seller based on the Holdback Percentage applicable to such Seller as set forth on Schedule I attached hereto and (ii) to the Company, the sum of (A) that portion of the Second Holdback Payment Amount allocable to all Management Employees and Non-Management Employees based on the Holdback Percentage applicable to each such person as set forth on Schedule I attached hereto, plus (B) subject to Section 2.01(i), the aggregate First Holdback Bonus Amount previously accrued and not paid (if any) and the Second Holdback Bonus Amount, such amounts less withholding required by Applicable Law, through a payroll payment as soon as practicable following the Second Holdback Payment Date, but no later than the completion of the first payroll cycle following the Second Holdback Payment Date. In addition, within five Business Days following the resolution and full satisfaction of any Unsettled Claim reserved against any Second Holdback Payment Amount, Buyer shall pay the amount (if any) by which the portion of such Unsettled Claim amount previously retained by Buyer exceeds the amount of the ultimate indemnification amount paid or payable to a Buyer Indemnified Party for such claim pursuant to Article 6 hereof, if any; such subsequent payment(s) shall be made by Buyer to the Sellers and/or to the Company (for distribution first to the Holdback Bonus Recipients for any unpaid portion of the Holdback Bonus Amounts, then to Management Employees and Non-management Employees) in each case, in the same allocation and manner as set forth in the preceding sentence.

(h) Within five Business Days following August 15, 2014 (the “Third Holdback Payment Date”), Buyer shall pay (i) to each Seller by wire transfer of immediately available funds to such account(s) as each Seller shall have designated on Schedule I (which wire instructions may be updated by providing written notice to the Buyer at least ten Business Days prior to the Third Holdback Payment Date), that portion of the Third Holdback Payment Amount allocable to such Seller based on the Holdback Percentage applicable to such Seller as set forth on Schedule I attached hereto and (ii) to the Company, the sum of (A) that portion of the Third Holdback Payment Amount allocable to all Management Employees and Non-management Employees based on the Holdback Percentage applicable to each such person as set forth on Schedule I attached hereto, plus (B) subject to Section 2.01(i), the aggregate First Holdback Bonus Amount and Second Holdback Bonus Amount previously accrued and not paid (if any), such amounts, less withholding required by Applicable Law, through a payroll payment as soon as practicable following the Third Holdback Payment Date, but no later than the completion of the first payroll cycle following the Third Holdback Payment Date. In addition, within five Business Days following the resolution and full satisfaction of any Unsettled Claim reserved against any Third Holdback Payment Amount, Buyer shall pay the amount (if any) by which the portion of such Unsettled Claim amount previously retained by Buyer exceeds the amount of the ultimate indemnification amount paid or payable to a Buyer Indemnified Party for such claim pursuant to Article 6 hereof, if any; such subsequent payment(s) shall be made by Buyer to the Sellers and/or to the Company (for distribution first to the Holdback Bonus Recipients for any unpaid portion of the Holdback Bonus Amounts, then to Management Employees and Non-management Employees) in each case, in the same allocation and manner as set forth in the preceding sentence.

(i) Notwithstanding the foregoing, in the event that Holdback Funds eligible for any distribution pursuant to this Section 2.01 (as adjusted for any indemnification claim, Unsettled Claim or Final Working Capital Shortfall (if any)) (the “Net Holdback Payment”) is zero, then the Holdback Bonus Amount payable in connection with such distribution shall paid at the next distribution permitted pursuant to this Section 2.01 (such Holdback Bonus Amount to be accrued without interest) and (ii) if the Net Holdback Payment is greater than zero but less than the Holdback Bonus Amount payable in connection with such distribution (including any accrued portion of any prior Holdback Bonus Amount not paid in full), then (A) an amount equal to such Net Holdback Payment shall be paid to the Company for distribution to the applicable Holdback Bonus Recipients pursuant to this Section 2.01; provided that such Holdback Bonus Recipients shall be paid an amount equal to (1) the Holdback Bonus Amount to which they would be otherwise entitled from such distribution (including any accrued portion of any prior Holdback Bonus Amount (without interest) not paid in full) times (2) a fraction, the numerator of which is the Holdback Bonus Amount to which they would be otherwise entitled from such distribution (including any accrued portion of any prior Holdback Bonus Amount (without interest) not paid in full) and the denominator of which is the Holdback Bonus Amount to which all Holdback Bonus Recipients would be otherwise entitled from such distribution (including any accrued portion of all prior Holdback Bonus Amount (without interest) not paid in full) and (B) the remaining Holdback Bonus Amount payable in connection with such distribution shall be paid at the next distribution permitted pursuant to this Section 2.01 (such Holdback Bonus Amount to be accrued without interest).

Section 2.02 Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, concurrently with the execution and delivery of this Agreement and delivery obligations of the parties set forth herein (the “Closing Date”); provided that the Closing may take place by exchange of copies of executed documents by facsimile or email transmission. At the Closing:

(a) Buyer shall deliver to each Seller, pursuant to the Closing Payment allocation set forth on Schedule I attached hereto, cash representing such Seller’s pro-rata portion of the Closing Payment, by wire transfer of immediately available funds to the applicable accounts set forth on Schedule I attached hereto.

(b) Buyer shall deliver to Sellers’ Representative $25,000 for deposit in the Expense Escrow Account, delivered by wire transfer of immediately available funds and in accordance with the instructions provided by Sellers’ Representative.

(c) Buyer shall deliver to the Company the cash portion of the Company Options Cash-Out Amount, to be held by the Company until distributed in accordance with Section 2.01(e).

(d) Each Seller shall deliver, or cause to be delivered, to Buyer:

(i) certificate(s) for the Shares held by such Seller duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(ii) evidence satisfactory to Buyer, including without limitation, executed resolutions of the Company’s board of directors, in a form acceptable to Buyer, of termination of the Company’s 401(k) Plan;

(iii) all necessary forms and certificates complying with Applicable Law, duly executed and in form and substance reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

(iv) evidence satisfactory to Buyer of the approval of this Agreement and the consummation of the transactions contemplated hereby by the board of directors of the Company and each Seller; and

(v) written resignations of each officer and director of the Company, effective as of the Closing Date.

Section 2.03 Working Capital Adjustment.

(a) As promptly as practicable, but no later than sixty (60) calendar days, after the Closing Date, Buyer will cause to be prepared and delivered to Sellers’ Representative a certificate setting forth Buyer’s calculation of Closing Current Assets and Closing Current Liabilities (the “Buyer Working Capital Certificate”). The Buyer Working Capital Certificate shall be based on the Buyer’s preparation of the Company’s balance sheet as of the Closing Date, which shall fairly present the financial position of the Company at the close of business on the Closing Date in accordance with GAAP applied on a consistent basis (the “Closing Balance Sheet”). The parties hereby agree that Buyer’s review and preparation of the Buyer Working Capital Certificate shall reflect the agreement among the parties that the Company’s loan origination system contracts with third parties since July 1, 2011 shall be in the ordinary course of business consistent with past practice reflected in Schedule 2.03(a) attached hereto (and to the extent not contracted to such standard, an appropriate adjustment, as set forth in Schedule 2.03, may be reflected in the Buyer Working Capital Certificate).

(b) If Sellers’ Representative disagrees with Buyer’s calculation of Closing Current Assets or Closing Current Liabilities delivered pursuant to Section 2.03(a), Sellers’ Representative may, within fifteen (15) calendar days after delivery of the Buyer Working Capital Certificate, deliver a notice to Buyer disagreeing with such calculation and providing Sellers’ Representative’s calculation of such amounts contained therein and specifying, in reasonable detail, Sellers’ Representative’s grounds for such disagreement (“Seller Dispute Notice”). Any Seller Dispute Notice shall specify those items or amounts as to which Sellers’ Representative disagrees, and Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet, the Buyer Working Capital Certificate, and the calculation of Closing Current Assets and Closing Current Liabilities delivered pursuant to Section 2.03(a).

(c) If a Seller Dispute Notice shall be duly delivered pursuant to Section 2.03(b), Buyer and Sellers’ Representative shall, during the fifteen (15) calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the quotient of the Closing Current Assets divided by the Closing Current Liabilities, which amount shall not be less than the amount of the same quotient calculated using the amount of the Closing Current Assets and Closing Current Liabilities shown in Buyer’s calculations delivered pursuant to Section 2.03(a) nor more than the amount of the same quotient calculated using the amount of the Closing Current Assets and Closing Current Liabilities shown in Sellers’ Representative’s calculation delivered pursuant to Section 2.03(b). If Buyer and Sellers’ Representative are unable to reach such agreement during such period, they shall promptly thereafter cause the Neutral Arbiter promptly to review the disputed items or amounts for the purpose of calculating Closing Current Assets and Closing Current Liabilities in accordance with the provisions of this Agreement. In making such calculation, such independent accounting firm shall consider only those items or amounts in Buyer’s calculation of Closing Current Assets or Closing Current Liabilities as to which Sellers’ Representative has disagreed. Such independent accountants shall deliver to Buyer and Sellers’ Representative, as promptly as practicable, a report setting forth such calculation, which shall be either consistent with the position of Buyer or the position of Sellers’ Representative or between the positions of Buyer and Sellers’ Representative. Such report shall be final and binding upon Buyer, Sellers and Sellers’ Representative. The cost of such review and report shall be borne by the party whose position represents the greater difference from that of the final report and calculation of the independent accountant pursuant to the terms set forth above.

(d) Buyer and Sellers agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the calculation of Closing Current Assets and Closing Current Liabilities and in the conduct of the review referred to in this Section 2.03, including making available to the extent necessary books, records, work papers and personnel.

Section 2.04 Adjustment of Purchase Price.

(a) If the amount of the Final Current Assets is less than Final Current Liabilities times 1.25 (the “Final Current Assets Target”), Holdback Participants shall pay to Buyer, as an adjustment to the Purchase Price, in the manner as provided in this Section 2.04, the amount of such difference (the “Final Working Capital Shortfall”). If the amount of the Final Current Assets exceeds the Final Current Assets Target, Buyer shall pay to Holdback Participants, as an adjustment to the Purchase Price, in the manner as provided in this Section 2.04, the amount of such excess (the “Final Working Capital Excess”). Notwithstanding the foregoing, any payment made pursuant to this Section 2.04(a) shall be adjusted so as to account for any prior adjustment to the Purchase Price made pursuant to Section 2.01(b) (including the amount and recipient party thereof) such that the net effect of all adjustments to the Purchase Price pursuant to Section 2.01(b) and this Section 2.04(a) ultimately reflect the aggregate adjustment required by this Section 2.04(a). “Final Current Assets” and “Final Current Liabilities” means the respective Closing Current Assets and Closing Current Liabilities (i) as shown in Buyer’s calculation delivered pursuant to Section 2.03(a), if no Seller Dispute Notice is duly delivered pursuant to Section 2.03(b), or, (ii) if a Seller Dispute Notice is delivered, (A) as agreed by Buyer and Sellers’ Representative pursuant to Section 2.03(c) or (B) in the absence of such agreement, as shown in the independent accounting firm’s calculation delivered pursuant to Section 2.03(c); provided that (i) in no event shall Final Current Assets be less than Buyer’s calculation of Closing Current Assets delivered pursuant to Section 2.03(a) or more than Sellers’ Representative’s calculation of Closing Current Assets delivered pursuant to Section 2.03(b) and (ii) in no event shall Final Current Liabilities be more than Buyer’s calculation of Closing Current Liabilities delivered pursuant to Section 2.03(a) or less than Sellers’ Representative’s calculation of Closing Current Liabilities delivered pursuant to Section 2.03(b).

(b) If an adjustment in favor of Buyer pursuant to Section 2.04(a) is required, Buyer shall offset such adjustment on a dollar-for-dollar basis by reducing the Holdback Funds by an amount equal to such Final Working Capital Shortfall. The Holdback Funds shall be the sole recourse of the Buyer to be indemnified for such adjustment. If an adjustment in favor of the Holdback Participants pursuant to Section 2.04(a) is required, Buyer shall pay to (i) the Sellers by wire transfer of immediately available funds to such account(s) as each Seller shall have designated on Schedule I attached hereto that portion of the Final Working Capital Excess allocable to each such Seller based on the applicable Holdback Percentages for each such Seller, within two (2) Business Days after the date on which the Final Working Capital Excess has been determined (the “Working Capital Payment Date”), (ii) the Company, that portion of the Final Working Capital Excess allocable to all Management Employees and Non-management

Employees based on the applicable Holdback Percentages for each such person as set forth on Schedule I attached hereto, less withholding required by Applicable Law, through a payroll payment as soon as practicable following the Working Capital Payment Date, but no later than the completion of the first payroll cycle following the Working Capital Payment Date.

(c) No interest shall accrue or be payable on any amount of any payment to be made pursuant to this Section 2.04.

Section 2.05 Withholding. Each of Buyer and the Company (on behalf of Buyer) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts as each of Buyer and the Company is required to deduct and withhold under the Code, or any Tax law of a jurisdiction located within the United States, with respect to the making of such payment. To the extent that amounts are so deducted and withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. To the extent applicable, the Buyer and the Company shall use commercially reasonable efforts to collect IRS Form W-9 and such other forms or certificates as reasonably necessary to reduce or eliminate any such withholding.

Section 2.06 Sellers’ Representative.

(a) In order to efficiently administer certain matters contemplated hereby following the Closing, including, but not limited to, the defense or settlement of any claims for which the Buyer Indemnified Parties may be entitled to indemnification pursuant to Article 6, Holdback Participants, by the adoption of this Agreement, shall be deemed to have designated Sellers’ Representative to carry out their obligations and enforce their rights pursuant to this Agreement on behalf of Holdback Participants as set forth in this Section 2.06.

(b) In the event Sellers’ Representative dies, becomes unable to perform his/her/its responsibilities hereunder or resigns from such position, Sellers whose aggregate Holdback Percentage, when expressed as a percentage exceeds, 50% shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) By their adoption of this Agreement, Holdback Participants shall be deemed to have agreed, in addition to the foregoing, that:

(i) Sellers’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Holdback Participant, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. Sellers’ Representative hereby accepts such appointment;

(ii) Sellers’ Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of Holdback Participants (in the name of any or all Holdback Participants or otherwise) any and all documents that Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Representative may, in his sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by each Seller individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby, (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing;

(iii) Buyer shall be entitled to rely conclusively on the instructions and decisions given or made by Sellers’ Representative as to any of the matters described in this Section 2.06, and no party shall have any cause of action against Buyer for any action taken by Buyer in reliance upon any such instructions or decisions;

(iv) all actions, decisions and instructions of Sellers’ Representative shall be conclusive and binding upon each Seller, and no Seller shall have any cause of action against Sellers’ Representative for any action taken, decision made or instruction given by Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of Sellers’ Representative;

(v) no Holdback Participant shall have any cause of action against Sellers’ Representative for any action taken, decision made or instruction given by Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of Sellers’ Representative;

(vi) the provisions of this Section 2.06 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(vii) the provisions of this Section 2.06 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Holdback Participant, and any references in this Agreement to a Holdback Participant or Holdback Participants shall mean and include the successors to Holdback Participants’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) As between Holdback Participants and Sellers’ Representative, Sellers’ Representative shall not be liable for any act done or omitted hereunder as Sellers’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. Holdback Participants on whose behalf the Holdback Amount is to be delivered shall indemnify Sellers’ Representative and hold Sellers’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Sellers’ Representative (“Sellers’ Representative Expenses”). Following the termination of the Indemnity Period, the resolution and satisfaction of all claims made by Indemnified Parties under Article 6, Sellers’ Representative shall have the right to recover Sellers’ Representative Expenses not otherwise reimbursed from the Expense Escrow Account from the Holdback Funds concurrently with any distribution to Holdback Participants.

(e) At the Closing, Buyer will deposit $25,000 (as a deduction from the Closing Payment otherwise payable to Sellers and Management Employees) (the “Expense Escrow Amount”) into an escrow account (the “Expense Escrow Account”) maintained by an escrow agent (the “Expense Escrow Agent”) determined by Sellers’ Representative without any act of Holdback Participants. Such Expense Escrow Account shall be governed by an escrow agreement to be executed by the Expense Escrow Agent and Sellers’ Representative (the “Expense Escrow Agreement”). Sellers’ Representative may use the funds in the Expense Escrow Account to pay any Sellers’ Representative Expenses. Any Expense Escrow Amount remaining after payment of all Sellers’ Representative Expenses following the resolution of all indemnification claims under Article 6 and/or the determination by Sellers’ Representative that such funds or a portion thereof are no longer necessary in connection with indemnification claims that may be brought hereunder, shall be distributed to Sellers in accordance with the Expense Escrow Agreement; provided, however, that at any time, and from time to time, in the sole discretion of Sellers’ Representative, any or all of the Expense Escrow Amount may be earlier distributed to Holdback Participants. All matters relating to the Expense Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Expense Escrow Agreement, provided, however, that in the event of any conflict between the terms of this Agreement and the Expense Escrow Agreement, the terms of this Agreement shall be controlling. The Expense Escrow Account shall not be used for any purposes other than as set forth in this Section 2.06(e) and shall not be available to Buyer or any Person to satisfy any claims hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

In addition to the representations and warranties set forth in this Article 3, Sellers shall provide a Seller Disclosure Schedule setting forth any exceptions to, or any disclosures required by, this Article 3. Any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a person who has read that reference and such representations and warranties. Except as set forth in the Seller Disclosure Schedule, Sellers severally, but not jointly, represent and warrant to Buyer that on and as of the Closing Date:

Section 3.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and corporate authority to carry on the Business as now conducted in all material respects. The Company is qualified or registered to do business as a foreign corporation in each jurisdiction where the nature of its business or operations would require such qualification or registration, except for those jurisdictions where failure to be so qualified would not be material to the Company or the Business. Seller has heretofore delivered to Buyer complete and accurate copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 3.02 Corporate Authorization. The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller and the Company. This Agreement constitutes a valid and binding agreement of each Seller except as limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (ii) general rules of equity.

Section 3.03 Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04 Noncontravention. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or bylaws of the Company, (ii) violate any Applicable Law to which Sellers or the Company are subject, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any Material Contract or any other Contract that could reasonably be expected to be, either individually or in the aggregate, material to the Business or any material right or material obligation of the Company or (iv) result in the creation or imposition of any Lien on any material asset of the Company, other than Permitted Liens.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock and 7,000,000 shares of preferred stock, no par value (“Preferred Stock”). There are 8,999,995 shares of Common Stock outstanding, of which zero shares constitute Company Restricted Stock, and no shares of Preferred Stock outstanding.

(b) 764,896 shares of Common Stock are subject to issuance pursuant to Company Options and 235,104 shares of Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plan.

(c) Section 3.05(c) of the Seller Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Option and each award of Company Restricted Stock outstanding immediately prior to the Closing (giving effect to all accelerated vesting triggered by the transactions described in this Agreement, but not giving effect to any exercise of such Company Options) the following information: (i) the name of the holder of such Company Option or Company Restricted Stock; (ii) the type of award (whether a Company Option, award of Company Restricted Stock or another type of award); (iii) the number of shares of Common Stock subject to such award; (iv) the per share exercise price (if any) of such award; (v) the applicable vesting schedule, and the extent to which such award is vested and exercisable, if applicable; (vi) the date on which such award was granted; (vii) the date on which such award expires (if applicable); and (viii) if such award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Buyer accurate and complete copies of all equity plans pursuant to which any outstanding Company Options or awards of Company Restricted Stock were granted by the Company, and the forms of all agreements evidencing such Company Options and awards of Company Restricted Stock. All grants of Company Options and awards of Company Restricted Stock were recorded on the Company’s financial statements (including, any related notes thereto) in accordance with GAAP. There are no outstanding or authorized stock appreciation, restricted stock units, phantom stock, profit participation or similar rights or equity based awards with respect to the Company.

(d) All outstanding Shares have been duly authorized and validly issued and are fully paid and non assessable. All Company Options and shares of Company Restricted Stock have been granted or issued in material compliance with all Applicable Laws and in accordance with the terms of the Company Option Plan and the agreement evidencing such Company Options and Company Restricted Stock. Except for Company Options as set forth in Section 3.05(c) and the Shares set forth in Section 3.05(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants or other rights to acquire from the Company or any other Person, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the securities listed in clauses (i), (ii) and (iii) of this Section 3.05(d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06 Ownership of Shares. Each Seller is the record and beneficial owner of the Shares set forth on Schedule I attached hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), and will transfer and deliver to Buyer at the Closing valid title to such Shares free and clear of any Lien and any such limitation or restriction.

Section 3.07 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other entity (other than investment securities), nor does it have any rights or obligations with respect to the ownership or potential ownership thereof. The Company is not a participant in any joint venture or any arrangement to share revenues, profits, expenses, losses or liabilities.

Section 3.08 Financial Statements.

(a) The Company has made available to Buyer the audited balance sheet and the related statements of income of the Company as of and for each of the 12-month periods ended December 31, 2009 and 2010, respectively (the “Audited Company Financial Statements”), and the unaudited balance sheet and the related statement of income of the Company as of and for the (i) 12-month period ended December 31, 2008 and (ii) seven-month period ended July 31, 2011, respectively (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP throughout the periods indicated therein (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP), and present fairly, in all material respects, the financial position and results of operations of the Company, as of the respective dates and for the respective periods indicated therein (subject in the case of the Unaudited Company Financial Statements to normal year-end adjustments). The unaudited balance sheet of the Company as of July 31, 2011 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

(b) The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The accounting books and records of the Company, in reasonable detail, accurately and fairly reflect the accounting activities of the Company in connection with its business since January 1, 2005. The Company has not engaged in any material transaction, maintained any bank account (since January 25, 2008) or used any material amount of corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained accounting books and records. The Company’s stock records and minute books with respect to the period from January 25, 2008 have been made available to Buyer and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of such entities and their stockholders and board of directors and all committees thereof and all issuances, transfers and redemptions of capital stock of the Company.

Section 3.09 Absence of Certain Changes. During the period from July 31, 2011 to the date of this Agreement, and except as contemplated by this Agreement, the Business has been conducted in the ordinary course and there has not been:

(a) a Material Adverse Effect;

(b) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company;

(c) any splitting, combination or reclassification of any shares of capital stock of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of any Company Securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase or otherwise acquire any Company Securities;

(d) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Company Securities, or any amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise) other than upon exercise of a vested Company Option;

(e) any incurrence of any capital expenditures in respect thereof by the Company in excess of $5,000 individually or $50,000 in the aggregate;

(f) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company of any assets, securities, properties, interests or businesses, other than inventory or supplies or pursuant to (x) Off-the-Shelf Software licenses or (y) other licenses involving payments over the life of such license less than $5,000, in each case, in the ordinary course of business consistent with past practice;

(g) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company, other than sales of products or inventory or pursuant to Off-the-Shelf Software licenses, in each case in the ordinary course of business consistent with past practice;

(h) the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person, other than advances to the Company’s employees or other service providers for expenses in the ordinary course of business consistent with past practices;

(i) the creation, incurrence, assumption or sufferance to exist by the Company of any indebtedness for borrowed money or guarantees thereof (including obligations in respect of capital leases);

(j) any material damage, destruction or other material casualty loss (whether or not covered by insurance) affecting the Business or the assets of the Company;

(k)(i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company or that could, after the Closing Date, limit or restrict in any material respect the Company from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract required to be disclosed pursuant to Section 3.11 or waiver, release or assignment of any material rights, claims or benefits of the Company;

(l)(i) the grant, modification, amendment or increase of any compensation, bonus, severance, termination pay or other benefit arrangement, agreement or policy covering any director, officer or employee of the Company, (ii) the entering into, modifying or amending of any employment, offer letter or other similar agreement with any director, officer or employee of the Company or (iii) the establishment, adoption, modification or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Employee Plan;

(m) any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(n) any change in any method of accounting or accounting practice used by the Company, other than such changes as required by GAAP or Applicable Law;

(o) any settlement, or offer or proposal to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or (ii) any shareholder litigation or dispute against the Company or any of its officers or directors;

(p) any (i) payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) acceleration or delay of collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (iii) delay or acceleration of payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(q) any (i) new, change in or revocation of any Tax election, (ii) settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, (iii) change in any annual Tax accounting period, (iv) adoption or change in any method of Tax accounting, (v) filing of any amended Tax Return, (vi) entrance into any Tax Sharing Agreement, Tax indemnity agreement or closing agreement relating to any Tax, (vii) surrender of any right to claim a Tax refund, offset or other reduction in Tax liability or (viii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(r) any sale, disposition, transfer or license to any Person of any rights to any Company Intellectual Property, including any copies of the source code of any Company Software other than the grant of non-exclusive licenses to Company Software and services in the ordinary course of business, any acquisition or license from any Person of any Technology or Intellectual Property Rights; or

(s) any agreement, other than this Agreement, to take any actions specified in this Section 3.09.

Section 3.10 No Undisclosed Material Liabilities. There are no liabilities of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) as reflected in, reserved against or disclosed in the Current Balance Sheet; (ii) as incurred in the ordinary course of business since the Balance Sheet Date which, individually or in the aggregate, are not material to the Company; (iii) liabilities under Contracts to the extent such Contracts have been provided to Buyer (or, with respect to oral Contracts, a written summary of the terms have been provided to Buyer) and such liabilities can be reasonably ascertained on the face of the text of such Contracts (or explicitly outlined in such written summary of an oral Contract); and (iv) for liabilities arising from matters disclosed in the Seller Disclosure Schedule.

Section 3.11 Material Contracts.

(a) Section 3.11 of the Seller Disclosure Schedule contains a list of all Contracts referred to in clauses (i) through (xv), inclusive, of this Section 3.11(a) to which the Company is a party and which is currently in effect (each Contract required to be disclosed hereunder, a “Material Contract” and, collectively, the “Material Contracts”), complete and accurate copies of which have been made available to Buyer:

(i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, development, equipment or other assets providing for annual payments by the Company of $25,000 or more;

(iii) any sales, partnering, development or other similar agreement providing for the sale by the Company of products, services or other assets (other than Contracts with the Company’s customers that are not required to be disclosed pursuant to Section 3.11(c)) that provides for either (A) annual payments to the Company of $25,000 or more or (B) aggregate payments to the Company of $25,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement, other than referral agreements pursuant to which the Company has not made any referral payments since July 31, 2009;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), other than the acquisition or disposition of inventory;

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than thirty (30) calendar days’ notice without the payment of any penalty;

(vii) any (A) option, franchise or similar agreement, (B) inbound license of Intellectual Property Rights or Technology to the Company other than Off-the-Shelf Software or (C) outbound license of Intellectual Property Rights, Company Software or other Company Intellectual Property or sublicense of Licensed Intellectual Property by the Company, other than any non-exclusive outbound license of Company Software entered into in the ordinary course of business consistent with past practice;

(viii) any agency, dealer, sales representative, distribution, marketing or other similar agreement involving $25,000 or more (which, in the case of referral agreements shall only include referral agreements pursuant to which payments received by the Company or paid by the Company for referral fees are equal to $25,000 or more), other than instances wherein an employee of the Company acts as a sales representative;

(ix) any agreement that (A) limits the freedom of the Company to compete in any line of business or against any Person or in any area or which would so limit the freedom of the Company after the Closing Date or (B) provides for pricing or other contract terms on a “most favored nations” or similar basis;

(x) any agreement with (A) any Seller or the Company, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Seller or the Company or (D) any director or officer of the Company or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(xi) any indemnification agreements, other than in connection with commercial transactions or indemnification provisions in outbound licenses, in each case in the ordinary course of business;

(xii) any contract with a Governmental Authority;

(xiii) powers of attorney from the Company;

(xiv) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the ordinary course of business consistent with past practice; or

(xv) any other Contract not made in the ordinary course of business that is material to the Company involving payment over the life of such Contract in excess of $50,000.

(b) (i) Each Material Contract is a valid and binding agreement of the Company except as limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity, and is in full force and effect, (ii) none of the Company or, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract and (iii) to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any Material Contract. Complete and accurate copies of each Material Contract have been made available to Buyer.

(c) Schedule 3.11(c) sets forth the names of each customer of the Company that represents greater than 1.0% of the revenues of the Company during the year ended

December 31, 2010 and during the seven-months ended July 31, 2011. Since December 31, 2010, none of the customers listed in Schedule 3.11(c) has notified the Company in writing that it is canceling, materially reducing or otherwise terminating its business with the Company or that it intends to cancel, reduce or otherwise terminate its relationship with the Company. All agreements between the Company and each such customer set forth in Schedule 3.11(c) shall, for all purposes pursuant to this Agreement, be deemed to be a “Material Contract.”

Section 3.12 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Company or any Seller, threatened against or affecting, Sellers, the Company or any of the Company’s properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to (i) result in a loss to the Company, individually or in the aggregate, in excess of $25,000, (ii) have a Material Adverse Effect or (iii) in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as the basis for the commencement of any such action, suit, investigation or proceeding. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 3.13 Compliance with Laws and Court Orders. The Company is not in violation of, and has not since January 1, 2007 violated, any Applicable Law. To the Knowledge of the Company, the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

Section 3.14 Leases and Properties.

(a) Other than with respect to Company Intellectual Property, the Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets reflected on the Current Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Lien, except for Permitted Liens.

(b) There are no events affecting any such property or assets referenced in Section 3.14(a) pending or, to the Knowledge of the Company threatened, that could reasonably be expected to have a Material Adverse Effect.

(c) Section 3.14(c) of the Seller Disclosure Schedule sets forth a list of all real property leased, subleased, licensed or otherwise occupied by the Company (the “Leased Real Property”). All Leased Real Property is leased or subleased by the Company pursuant to the leases or other agreements also listed in Section 3.14(c) of the Seller Disclosure Schedule (the “Leased Real Property Leases”). Each Leased Real Property Lease is in full force and effect against the Company, and, to the Knowledge of the Company, against each other party thereto, and is unmodified. The Company has a good and valid leasehold interest in each Leased Real Property, free and clear of Liens except for Permitted Liens. The Company is not, and, to the Knowledge of the Company, no other party thereto is, in default under any Leased Real Property Lease, and the Company has not received written notice of any breach or default thereunder, or cancellation or termination thereof. There are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereto, under any Leased Real Property Lease. The Company has made available to Buyer a complete and accurate copy of each Leased Real Property Lease.

(d) The Company does not own any real estate plants, buildings or structures. The equipment and the structures and fixtures on the Leased Real Property owned by the Company have no material defects, are in good operating condition and repair and have been reasonably maintained (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate for their present uses.

(e) The Leased Real Property constitutes all real property held or used by the Company to conduct, operate or manage the Business.

Section 3.15 Intellectual Property.

(a) Products and Services. Section 3.15(a) of the Seller Disclosure Schedule accurately identifies and describes as of the date of this Agreement each product and service developed, marketed, licensed, sold, performed or distributed by the Company, including any product or service currently under development by the Company.

(b) Registered IP. Section 3.15(b) of the Seller Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Company Registered IP, (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest and (iv) all material unregistered trademarks used in connection with the Company’s products or services. The Company has provided to Buyer complete and accurate copies of all applications, material correspondence with Governmental Authorities, and other material documents related to each such item of Company Registered IP.

(c) Ownership. The Company exclusively owns all right, title and interest in and to the Company Intellectual Property free and clear of any Liens. Each Person who is or was an employee, officer, director or contractor of the Company and who is or was involved in the creation or development of any Company Intellectual Property has signed an agreement containing an assignment to the Company of all Intellectual Property Rights in such Person’s contribution to the Company Intellectual Property. To the Company’s Knowledge, no current or former officer, director or employee of the Company has any claim, right (whether or not currently exercisable) or ownership interest in any Company Intellectual Property. To the Knowledge of the Company, no employee of any of the Company is (i) bound by or otherwise subject to any Contract concerning Intellectual Property Rights restricting such employee from performing their duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as an employee of the Company.

(d) Payment Obligations. Section 3.15(d) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the license or distribution of any Company Software or the use of any Company Intellectual Property or Licensed Intellectual Property.

(e) Registration; Validity. All Company Intellectual Property Rights are valid, subsisting and, to the Company’s Knowledge, enforceable. The Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other proceeding is or since January 1, 2009 has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Intellectual Property Right is being or has been contested or challenged. Each item of Company Registered IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or a material copyright, or trademark registration or any other type of material Company Registered IP filed by or on behalf of the Company at any time since January 1, 2009 has been abandoned, allowed to lapse or rejected. To the Knowledge of the Company, the Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP. To the Knowledge of the Company, the Company and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any patents included in the Company Registered IP. To the Knowledge of the Company, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used or applied for by the Company. Section 3.15(e) of the Seller Disclosure Schedule sets forth a detailed listing with respect to each item of Company Registered IP and all actions, filings and payment obligations due to be made to any Governmental Authority within one hundred and eighty (180) days following the Closing Date. All products sold or licensed by or on behalf of the Company and covered by a patent, trademark or copyright included in the Company Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.

(f) Infringement of Company Intellectual Property Rights. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual

Property Rights. The Company has not waived, sold, assigned, transferred, disclaimed or released any claims, causes of action or rights to enforce or to seek remedies for infringement, misappropriation or other violations of the Company’s rights with respect to any Company Intellectual Property.

(g) Effect of Transaction. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of or Lien on, any Company Intellectual Property; (ii) a breach of, termination of or acceleration or modification of any right or obligation under any Material Contract; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Technology or Intellectual Property Right.

(h) Sufficiency. The Company owns or otherwise has the right to use all Technology and Intellectual Property Rights used in or necessary for the conduct the Business as currently conducted.

(i) Non-infringement. The Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation or similar claim or proceeding is pending or, to the Knowledge of the Company threatened, against the Company or any Person who may be entitled to be indemnified or reimbursed by the Company with respect to such claim or proceeding. Since January 1, 2005, the Company has not received any written notice or, to the Knowledge of the Company, any other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

(j) Software. None of the Company Software (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software.

(k) Development Obligations. The Company has no unfulfilled obligation under any Contract to develop any deliverables for a third party involving individual annual payments of $5,000 or more, other than obligations with respect to maintenance or training pursuant to outbound licenses entered into in the ordinary course of business consistent with past practice and webinars.

(l) Malicious Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company has implemented and maintains reasonable measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Company Software.

(m) Source Code. No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and, to the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(n) Open Source. No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing or distribution of any source code for any portion of such Company Software or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (ii) could otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use, distribute or charge for any Company Software.

(o) Funding Sources. No funding, facilities or personnel of any Governmental Authority or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(p) Standards Bodies. The Company is not nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(q) Product Warranties. The Company has provided Buyer a complete and accurate listing of all product warranty claims received and logged by the Company regarding any Company Software since January 1, 2009, including a listing of the resolution of all such product warranty claims.

(r) Privacy:

(i) Information Security/Internal Policies and Procedures. The Company has in place and has taken steps reasonably designed to assure material compliance with Privacy and Security Laws. Its Personal Data security policies and procedures have been provided or disclosed to Buyer (the “Security Policies”).

(ii) Information Security; Third Party Storage and Handling; Confidentiality. The Company has taken steps reasonably designed to ensure that all material Contracts with third parties that have access to Personal Data include requirements with respect to such third party’s handling of Personal Data that are materially consistent with Company’s obligations under Privacy and Security Laws and the Company’s other material contractual obligations, including any confidentiality obligations or has taken other steps to reasonably designed to ensure that such third parties handle Personal Data in accordance with Privacy and Security Laws. The Company is not in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data it receives in connection with the provision of its products and services.

(iii) Information Security; No Unauthorized Access or Acquisition. The Company has made all material notifications to customers or individuals legally required to be made by the Company by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized Person, including third parties and employees of the Company acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful.

(iv) Privacy Policy and Practices. True and correct copies of all applicable current internal and customer or user-facing Company privacy policies have been provided to Buyer. The Company has complied in all material respects with all Privacy and Security Laws in connection with the provision of the Company’s products and services. No disclosures made or contained in any Company Privacy Policy to any Company customer have been deceptive or in violation of any applicable Privacy and Security Laws, in each case, in any material respect.

(v) Privacy Practices; No Proceedings. To the Knowledge of the Company, there is no material complaint to or audit, proceeding, investigation (formal or informal) or material claim currently pending against, the Company by (A) any private party or (B) any Governmental Authority, with respect to the collection, use or disclosure of Personal Data.

Section 3.16 Information Technology.

(a) All IT Systems used by the Company in the Business are owned by, or licensed or leased to, the Company. Copies or details of all licenses and leases relating to the IT Systems are listed in Section 3.16 of the Seller Disclosure Schedule. The Company is the legal and beneficial owner of, or has a contractual right to use the IT Systems free from Liens, except for Permitted Liens, and has not, in the twelve (12) months prior to the date of this Agreement, received written notice from a third party alleging that the Company is in default under licenses or leases relating to the IT Systems.

(b) The IT Systems have been reasonably maintained and supported and the Company has reasonable maintenance and support agreements in respect of the IT Systems, and none of them will be terminable as a result of the execution or completion of this Agreement.

(c) The IT Systems have adequate capability and capacity in all material respects for the processing and other functions required by the Company immediately prior to the Closing Date.

(d) The Company has in effect reasonable disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no material unauthorized intrusions or breaches of the security with respect to the IT Systems. To the Company’s Knowledge, the Company has implemented all material security patches or upgrades that are generally available for the IT Systems.

(e) The Company implements reasonable measures designed to prevent the introduction of Malicious Code into its IT Systems, including reasonable firewall protections and reasonably regular virus scans and for taking and storing on-site and off-site back-up copies of Software and Personal Data.

Section 3.17 Insurance Coverage. The Company has furnished to Buyer a list of, and summary plans documents with respect to, all insurance policies and surety agreements relating to the assets, Business, operations, employees, officers or directors of the Company. There is no claim by the Company pending under any of such policies or surety bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or surety bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and surety agreements have been timely paid and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and surety agreements. Such policies of insurance and surety agreements (or other policies and surety agreements providing substantially similar insurance coverage) are in full force and effect. To the Knowledge of the Company, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or surety agreements.

Section 3.18 Licenses and Permits. Section 3.18 of the Seller Disclosure Schedule correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or Business (the “Permits”) together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect, the Company is not in default under (and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under) the Permits and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

Section 3.19 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20 Employees.

(a) Section 3.20(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all employees of the Company, showing, for each as of the date of this

Agreement, the employee’s name, job title or description, date of hire, base salary or wage rate, commission, and any other cash compensation or bonus opportunity, principal location and work visa status. All of such employees have the legal right to perform services for the Company in accordance with local immigration, work permit and similar Applicable Laws and regulations. No Company employee has notified Sellers or the Company in writing that he or she intends to retire within 12 months following the Closing Date or resign. The services provided by each employee of the Company are terminable at the will of the Company without incurring any liability or obligation other than the payment of accrued salary, wages and vacation.

(b) Each Person providing services to the Company that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized as such and the Company does not have any liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of Persons to provide services to the Company and treating such Persons as consultants or independent contractors and not as employees of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

Section 3.21 Labor Matters. The Company is not a party to any collective bargaining agreement or association, works council or similar organization. No labor union, works council or similar organization has been certified to represent any employee or the Company or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the Knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company. The Company is in material compliance with and, since January 1, 2009, has not incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act or any other similar U.S. state or local law, or applicable foreign country law, that remains unsatisfied. The Company is in compliance in all material respects with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment, employment practices, employee safety and health and wages and hours. To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, noncompetition agreement, confidentiality and inventions assignment agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

Section 3.22 Employee Benefit Plans.

(a) Section 3.22 of the Seller Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment (other than offer letters with respect to at-will employees that may be terminated without the incurrence of any liability), severance, change-in-control, fringe benefit (individually involving $5,000 or more), collective bargaining or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee, director or former director, consultant or independent contractor of the Company or any ERISA Affiliate of the Company or with respect to which the Company or any ERISA Affiliate of the Company has any current or future liability. Such plans are referred to collectively herein as the “Employee Plans.” Copies of all documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan which has not been documented in writing), all related trust or funding agreements or insurance policies, all amendments and modifications thereto, all determination or opinion letters related thereto and all written interpretations thereof have been furnished to Buyer together with the three (3) most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. No material change has occurred with respect to the matters covered by the most recent annual report since the date hereof.

(b) Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, or contributed to, any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or Buyer or any of its ERISA Affiliates after the Closing Date. The Company has not participated in a violation of Part 4 of Subtitle B of Title I of ERISA by any plan fiduciary of any Employee Plan, and the Company has not been assessed any civil penalty under Section 502(l) of ERISA.

(c) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter (or is entitled to rely upon an opinion letter) and the Company is not aware of any reason why any such determination letter (or opinion letter) could be revoked or not reissued. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(f) The Company has no current or projected liability in respect of post employment or post retirement health, medical or life insurance or other employee welfare benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code or similar state law, and neither the Company nor any ERISA Affiliate of the Company has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to the employees as a group) or any other Person that such employees or other Person would be provided with life insurance, health, medical or other employee welfare benefits, except to the extent required by Applicable Law.

(g) No condition exists that would prevent the Company from amending or terminating any Employee Plan in accordance with its terms, without liability to Buyer, the Company or any ERISA Affiliate of Buyer or the Company (other than ordinary administrative expenses).

(h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. There has been no amendment to, written interpretation of or announcement (whether or not written) by Sellers or the Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(i) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former employee, consultant or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Option or award of Company Restricted Stock as a result of the transactions contemplated by this Agreement or any termination of employment in connection therewith). No payment or benefit (including vesting of Company Options and Company Restricted Stock) that has been or could be received by any current or former employee, consultant or independent contractor of the Company will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no contract, plan, agreement or arrangement by which the Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(j) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or directors of the Company.

(k) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority. To the Knowledge of the Company, no facts or circumstances exist which could give rise to any such actions, suits, investigations, audits or proceedings. No event has occurred and, to the Company’s Knowledge, no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate of the Company, to any material tax, fine or penalty imposed by ERISA, the Code or other Applicable Laws.

(l) There are no “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. No payment pursuant to any Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise. The exercise price of all of Company Options is no less than the fair market value of the Common Stock underlying such Company Options as determined in accordance with Section 409A of the Code on the date such Company Options were granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(iv)(B)). No Company Options have been retroactively granted, and the exercise price of any such Company Option has not been determined retroactively in contravention of any Applicable Law.

Section 3.23 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Knowledge of the Company, threatened by any Governmental Authority or other Person with respect to any material matters relating to the Company or the Business and relating to or arising out of any Environmental Law. There are no material liabilities or obligations of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability or obligation. To the Company’s Knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Company. The Company is and has at all times since January 1, 2007 been in material compliance with all Environmental Laws and has obtained and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any of the Company or any Seller has Knowledge in relation to the business of the Company or any property or facility now or previously owned, leased or operated by the Company which has not been delivered to Buyer at least ten (10) calendar days prior to the date hereof.

(c) For purposes of this Section, the term “Company” shall include any entity which is, in whole or in part, a predecessor of the Company (including any Subsidiary of the Company).

Section 3.24 Tax Matters.

(a) The Company has timely filed with the appropriate Taxing Authority all Tax Returns required to be filed (taking into account any extensions to file on or before the Closing Date). All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(b) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed (in writing or, to the Company’s Knowledge, other than in writing) by any Taxing Authority. No audit, assessment or other action for or relating to any liability in respect of Taxes of the Company has been commenced or, to the Knowledge of the Company, threatened, and there are no matters under discussion with any Taxing Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local, and foreign Tax Returns of the Company for all open Tax years. The Company has made available to Buyer complete and accurate copies of all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from the IRS or any other Taxing Authority with respect to Tax matters of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such waiver or extension. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Taxing Authority.

(d) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable).

(e) The Company has not: (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made, and will not make, a consent dividend election under Section 565 of the Code; and (vi) made any of the foregoing elections, and is not required to apply any of the foregoing rules, under any comparable state or local Tax provision. The Company uses the accrual method of accounting in keeping its books and in computing its taxable income.

(f) There are no Tax Sharing Agreements with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax Sharing Agreements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, except, in each case, (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.

(h) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any creditor, shareholder or other third party (other than an employee or consultant).

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity for Tax purposes, (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) and (v) is not a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(l) None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(1) or 279 of the Code or under any other provision of Applicable Law.

(m) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

(n) The Company has not entered into any transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 3.25 Foreign Corrupt Practices Act. Neither the Company nor, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, in violation of any Applicable Law related to anti-corruption or bribery, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. The Company does not have any pending or anticipated disclosures to any Governmental Authority for (i) violations or (ii) facts or circumstances that would constitute a violation, in each case, of any Applicable Law related to anti-corruption or bribery. To the Knowledge of the Company, there have been no violations of Applicable Laws related to anti-corruption or bribery that have been discovered by or brought to the attention of the Company in the past three years.

Section 3.26 Other Agreements. Neither the Company nor any shareholder of the Company has any legal obligation, absolute or contingent, to any other Person to sell all or substantially all the Company, its business, assets or any portion thereof or to sell all or substantially all the capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that on and as of the Closing:

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and corporate authority to carry on its business as now conducted in all material respects.

Section 4.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer except as limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (ii) general rules of equity.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

Section 4.04 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law.

Section 4.05 Sufficient Funds. Buyer has and will have sufficient cash in the form of immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07 Purchase for Investment. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Law, including United States federal securities laws. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 4.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

TAX MATTERS

Section 5.01 Tax Returns.

(a) Tax Returns for Pre-Closing Tax Periods Filed After Closing. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed, on a basis consistent with the Company’s past practice, all Tax Returns of the Company for all Pre-Closing Tax Periods that are filed after the Closing Date. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return, Buyer shall provide Sellers’ Representative a copy of such Tax Return for Sellers’ Representative’s review and comment. Sellers’ Representative shall provide Buyer with its comments, if any, to such Tax Return at least five (5) Business Days prior to the due date of such Tax Return, and Buyer shall incorporate any reasonable comments provided by Sellers’ Representative.

(b) Tax Returns for Straddle Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed for a Straddle Period. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return, Buyer shall provide Sellers’ Representative a copy of such Tax Return for Sellers’ Representative’s review and comment. Sellers’ Representative shall provide Buyer with its comments, if any, to such Tax Return at least five (5) Business Days prior to the due date of such Tax Return, and Buyer shall incorporate any reasonable comments provided by Sellers’ Representative that relate to a Pre-Closing Tax Period.

Section 5.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (collectively, “Transfer Taxes”) shall be paid one half by Buyer and one half by Sellers when due. Buyer and Sellers’ Representative, respectively, hereby agrees to file, or cause to be filed, in a timely manner all Tax Returns with respect to all such Transfer Taxes which Buyer or Sellers, as applicable, are required to file under Applicable Law. Buyer and Sellers’ Representative shall provide each other with evidence satisfactory to the other party that such Transfer Taxes have been paid by Buyer or Sellers, as applicable. If required by Applicable Law, Buyer and Sellers will, and will cause their applicable Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.03 Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period for a period of at least seven (7) years following the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to deliver or make available to the other party, within sixty (60) calendar days after the Closing Date, copies of all such books and records.

Section 5.04 Straddle Period Taxes. With respect to any Straddle Period, the portion of any Tax that relates to the Pre-Closing Tax Period shall (x) in the case of any Property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (x) above.

Section 5.05 Tax Proceedings.

(a) Buyer and the Company, on the one hand, and Sellers and Sellers’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company in respect of which indemnification may be sought pursuant to Article 6 (any such inquiry, claim, assessment, audit or similar event, a “Tax Proceeding”). Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually prejudiced as a result thereof.

(b) Buyer shall have sole control of the conduct of all Tax Proceedings, including any settlement or compromise thereof; provided, however, that Buyer shall keep Sellers’ Representative reasonably informed of the progress of any Tax Proceeding and shall not effect any such settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

Section 5.06 Purchase Price Adjustment. Any amount paid or caused to be paid by Sellers or Buyer to the other party under Section 2.04 or Article 6 will be treated as an adjustment to the Purchase Price (including by Buyer and Sellers on their Tax Returns) for Tax purposes to the extent permitted under Applicable Law.

Section 5.07 Exclusivity. To the extent any provision of this Article 5 conflicts with any provision of Article 6, this Article 5 shall control.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

Section 6.01 Survival of Representations and Covenants. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing and shall expire on the last day of the Indemnity Period; provided however, that (a) the representations and warranties in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Capitalization), 3.06

(Ownership of Shares), 3.19 (Finders’ Fees) and 3.24 (Tax Matters) shall survive until thirty (30) calendar days after the expiration of all applicable statutes of limitations or, to the extent there is no applicable statute of limitations, indefinitely and (b) the representations and warranties in Section 3.22(l) (Employee Benefit Plans) shall survive until the third anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for the period explicitly specified therein (and if no such period is specified shall survive until the expiration of all applicable statutes of limitations or, to the extent there is no applicable statute of limitations, indefinitely). Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if a Claim Certificate with respect to such representation, warranty or covenant has been delivered in accordance with this Article 6 prior to the time of such termination, until such time as every claim set forth in such Claim Certificate has been fully resolved pursuant to this Article 6.

Section 6.02 Right to Indemnification.

(a) Subject to the limitations and procedures set forth in this Article 6, from and after the Closing, each Buyer Indemnified Party shall be entitled to be indemnified by the Holdback Participants, on a several (based upon each Holdback Participant’s Holdback Percentage), not joint, basis, against:

(i) any Damages incurred or suffered by such Buyer Indemnified Party as result of or arising from (A) any breach of any representation or warranty set forth in Article 3 or (B) any breach of any covenant or agreement of Holdback Participants set forth in this Agreement;

(ii) any Indemnified Taxes; and

(iii) any Transaction Expenses owed by the Company and not paid in full prior to or at the Closing (except to the extent taken into account in the calculation Current Liabilities for the purposes of Section 2.03).

(b) Subject to the limitations set forth in this Article 6, from and after the Closing, each Seller Indemnified Party shall be entitled to be indemnified by Buyer against any Damages incurred or suffered by such Seller Indemnified Party as a result of or arising from (i) any breach of any representation or warranty set forth in Article 4 and (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement.

Section 6.03 Limitations on Liability.

(a) (i) The rights of the Buyer Indemnified Parties to be indemnified pursuant to this Article 6 shall be the sole and exclusive remedy with respect to any breach by Holdback Participants of this Agreement and the other matters set forth in Section 6.02. The Holdback Funds shall be the sole recourse of the Buyer Indemnified Parties to be indemnified pursuant to this Article 6 with respect to any breach of any representation or warranty of Holdback Participants contained in this Agreement and the maximum aggregate liability of the Holdback

Participants for breaches of representations or warranties of Holdback Participants contained in this Agreement shall not exceed $3,750,000 (the “Indemnity Cap”); provided however, that (A) the maximum aggregate liability of the Holdback Participants for any indemnification claim with respect to breach of the representations and warranties made in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Capitalization), 3.06 (Ownership of Shares), 3.19 (Finders’ Fees) or 3.24 (Tax Matters) may exceed the Indemnity Cap but shall not exceed an amount equal to the Purchase Price, (B) the maximum aggregate liability of the Holdback Participants for any indemnification claims with respect to breach of the representations and warranties made in Section 3.22(l) (Employee Benefit Plans) may not exceed an amount equal to the Indemnity Cap; provided, that the maximum aggregate liability of the Sellers and Management Employees for any indemnification claims with respect to breach of the representations and warranties made in Section 3.22(l) (Employee Benefit Plans) may exceed the Indemnity Cap but shall not exceed an amount equal to the Indemnity Cap plus $1,000,000 and any such excess shall be payable by the Sellers and Management Employees pro rata, in proportion to the Additional Indemnity Percentage of such Seller or Management Employee as set forth on Schedule I attached hereto, and (C) the maximum aggregate liability of the Holdback Participants for any breach of any covenant of Holdback Participants contained in this Agreement and indemnification pursuant to Sections 6.02(a)(i)(B), 6.02(a)(ii) and 6.02(a)(iii) may exceed the Indemnity Cap but shall not exceed an amount equal to the Purchase Price. Subject to the limitations set forth in this Section 6, the total amount required to be paid by any Holdback Participant pursuant to Section 6.02(a) shall be limited in the aggregate to the value of the Purchase Price received by such Holdback Participant (including portions of future holdback payments to which such Holdback Participant may be entitled). The Buyer Indemnified Parties shall not seek direct indemnification from any Holdback Participant with respect to any indemnification pursuant to this Agreement prior to exhaustion of the Holdback Funds.

(ii) From and after the Closing, the right of the Seller Indemnified Parties to be indemnified pursuant to this Article 6 shall be the sole and exclusive remedy with respect to any breach of any representation, warranty or covenant of Buyer contained in, or any other breach by Buyer of, this Agreement. The aggregate indemnity obligations of any Buyer Indemnifying Party pursuant to this Article 6 shall be uncapped.

(iii) Nothing in this Section 6.03(a) or elsewhere in this Agreement shall affect the parties’ right to specific performance or other similar non-monetary equitable remedy. The parties hereby waive any provision of any Applicable Law to the extent that it would limit or restrict the agreement contained in this Section 6.03(a).

(b) Without limiting the effect of any other limitation contained in this Article 6: (i) the indemnification provided for in Sections 6.02(a) and 6.02(b) shall not apply except to the extent that the aggregate Damages against which the applicable Indemnified Party would otherwise be entitled to be indemnified under this Article 6 exceeds $270,000 (the “Threshold”), in which event the Indemnified Party shall, subject to the other limitations contained herein, be entitled to be indemnified from the first dollar thereof; provided however, that (A) the Threshold shall not apply to any breach of any representation or warranty made by Sellers in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Capitalization), 3.06 (Ownership of Shares), 3.19 (Finders’ Fees) and 3.22(l) (Employee Benefit Plans), any breach of any covenant (including with respect to Article 5) made pursuant to this

Agreement by any applicable party or any indemnification for Indemnified Taxes pursuant to Section 6.02(a)(ii) and (B) the Threshold shall be $25,000 (and not $270,000) only for the purposes of any breach of any representation or warranty made by Sellers in Section 3.24 (Tax Matters).

(c) The rights to indemnification under this Article 6 shall not be affected by any knowledge acquired (or capable of being acquired) at or prior to the Closing that could give rise to an indemnification claim following the Closing.

(d) Nothing in this Section 6.03 shall limit any remedy a Buyer Indemnified Party or a Seller Indemnified Party may have against any Person for fraud under applicable tort laws. With respect to any claim against any Person for fraud under Applicable Laws, the rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Applicable Laws.

(e) No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to be compensated pursuant to this Article 6 more than once for the same Damage.

(f) Buyer and Holdback Participants acknowledge that, except as expressly provided in Articles 3 and 4 (as qualified by the disclosures made in the Disclosure Schedule), no party hereto, and none of the representatives of the parties hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

Section 6.04 Claims Procedure.

(a) If an Indemnified Party determines in good faith that such Indemnified Party has a bona fide claim for indemnification pursuant to this Article 6, then Buyer (on behalf of any Buyer Indemnified Party) may deliver to Sellers’ Representative, or Sellers’ Representative (on behalf of all Seller Indemnified Parties) may deliver to Buyer, a certificate signed by any officer of Buyer or by any officer of Sellers’ Representative, as the case may be (a “Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article 6;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer (subject to any applicable adjustments pursuant to Section 6.03(c)); and

(iii) specifying in reasonable detail (based upon the information then possessed by Buyer or Sellers’ Representative, as the case may be) the material facts known to the Indemnified Party giving rise to such claim.

Subject to this Article 6, no delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) If Sellers’ Representative or Buyer, as the case may be, in good faith objects to any claim made in any Claim Certificate, then such party shall deliver a written notice (a “Claim Dispute Notice”) to the other parties during the 30 calendar day period commencing upon receipt by Sellers’ Representative or Buyer, as the case may be, of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Certificate. If no Claim Dispute Notice is delivered prior to the expiration of such 30 calendar day period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the relevant Indemnified Party’s favor for purposes of this Article 6 on the terms set forth in the Claim Certificate and (ii) as applicable, if such Claim Certificate was delivered by Buyer, then Buyer may offset the then-current Holdback Funds by an amount equal to the amount of such claim in accordance with this Section 6.04, or as otherwise required pursuant to this Article 6, the Indemnifying Party shall make payment to the Indemnified Party.

(c) Following delivery of a Claim Dispute Notice, Buyer and Sellers’ Representative shall then attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Buyer and Sellers’ Representative agree to a resolution of such objection, then (i) a memorandum setting forth the matters conclusively determined by Buyer and Sellers’ Representative shall be prepared and signed by both parties and (ii) as applicable, if such memorandum calls for a payment to a Buyer Indemnified Party, Buyer may offset the then-current Holdback Funds by an amount equal to the amount of such claim in accordance with such memorandum, or as otherwise required pursuant to this Article 6, the Indemnifying Party shall make payment to the Indemnified Party.

(d) If no such resolution can be reached during the 45 calendar day period following receipt of a given Claim Dispute Notice, then upon the expiration of such 45 calendar day period, either Buyer or Sellers’ Representative may bring suit to resolve the objection in accordance with Sections 7.06 and 7.07. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon Buyer and Holdback Participants. As applicable, if such decision calls for a payment to a Buyer Indemnified Party, Buyer may offset the then-current Holdback Funds by an amount equal to the amount of such claim in accordance therewith, or as otherwise required pursuant to this Article 6, the Indemnifying Party shall make payment to the Indemnified Party. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 6.05 Defense of Third-Party Claims. Except as otherwise provided in Article 5 or further below in this Section 6.05, in the event of the assertion of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against an Indemnified Party and that may be subject to indemnification pursuant to this Agreement (each, a “Third-Party Claim”), Buyer shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own. If Buyer so proceeds with the defense of any such Claim:

(a) Each Seller shall use commercially reasonable efforts to cause each Indemnifying Party (to the extent a Seller or its Affiliates) to, make available to Buyer any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim;

(b) Buyer shall notify Sellers’ Representative of the progress of any such Third-Party Claim as reasonably requested by Sellers’ Representative; and

(c) Buyer shall not have the right to settle, adjust or compromise such Third-Party Claim without the consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Buyer shall give Sellers’ Representative prompt written notice of the commencement of any such Third-Party Claim against Buyer or the Company (the “Third-Party Claim Notice”); provided however, that any failure on the part of Buyer to so notify Sellers’ Representative shall not limit any of the obligations of the applicable Indemnifying Party pursuant to this Article 6 (except and only to the extent such failure materially prejudices the defense of such Third-Party Claim). The Third-Party Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim (to the extent then in possession by Buyer) and shall describe in reasonable detail (to the extent then known by Buyer) the facts constituting the basis for such claim and the amount of the claimed Damages. Sellers’ Representative shall be entitled on behalf of the applicable Indemnifying Party, at his sole option and expense, to participate in, but not to conduct, any defense and investigation of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim. Buyer shall consider in good faith any recommendations made by the Sellers’ Representative with respect to the Third-Party Claim.

Notwithstanding the foregoing, Sellers’ Representative shall have the right, at its election and at its expense, and in lieu of Buyer, to proceed with the defense of a Third-Party Claim on its own, provided that (i) Sellers’ Representative acknowledges to Buyer that that the Buyer Indemnified Party is entitled to indemnified pursuant to this Article 6, (ii) the third party seeks monetary damages only, (iii) an adverse resolution of the Third-Party Claim would not reasonably be expected to have a material adverse effect on (A) the goodwill or reputation of Buyer or any Buyer Indemnified Party or the future conduct of any of their respective businesses, or (B) the assets, liabilities, revenues or expenses of Buyer or any Buyer Indemnified Party, (iv) the maximum monetary liability sought under such Third-Party Claim is less than or equal to the amount of the Holdback Funds then actually remaining unpaid, less the aggregate amount of all other unresolved claims for indemnification pending hereunder, (v) the subject matter of such Third-Party Claim does not relate to intellectual property or employee or employee benefit matters. If Sellers’ Representative has the right to assume the defense of such Third-Party Claim pursuant to this paragraph but fails to notify Buyer in writing of its election to do so within 15 days of delivery of the Third-Party Claim Notice, then Buyer shall be entitled to conduct the defense of such Third-Party Claim in its sole discretion. If Sellers’ Representative so proceeds with the defense of any such Claim:

(d) Buyer shall reasonably make available to Sellers’ Representative any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim;

(e) Sellers’ Representative shall regularly update Buyer of the progress of any such Third-Party Claim; and

(f) Sellers’ Representative shall not have the right to settle, adjust or compromise such Third-Party Claim without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Buyer shall be entitled, at its sole option and expense, to participate in, but not to conduct, any defense and investigation of such Third-Party Claim or settlement negotiations with respect to Third-Party Claim for which Sellers’ Representative has assumed the defense pursuant to this Section 6.05. Sellers’ Representative shall consider in good faith any recommendations made by the Buyer Indemnified Parties with respect to such Third-Party Claims.

Section 6.06 No Contribution. No Holdback Participant shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or any other Person in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement (unless Buyer shall have consented thereto).

Section 6.07 Effect on Payment of Holdback Amounts. Buyer shall have the right to offset any payment of Holdback Funds and apply such funds to the satisfaction of indemnification claims, on a dollar-for-dollar basis, in an amount equal to the aggregate amount of all claims by any Buyer Indemnified Party for Damages subject to the provisions of this Article 6.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Confidentiality.

(a) Buyer and each Seller shall be bound by the applicable terms of the letter agreement dated as of May 27, 2011 by and between Buyer and the Company (the “Confidentiality Agreement”), which are hereby incorporated herein by reference and made applicable to each such Seller as if each such Seller were party thereto and subject to the confidentiality restrictions therein.

(b) Sellers shall not, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby, without the prior written approval of Buyer, unless required by Applicable Law; provided however, that any information set forth in a press release, public disclosure or other material previously consented to by Buyer pursuant to this Section 7.01(b) may be re-communicated in a subsequent press release, public disclosure or other material without requiring additional consent. Notwithstanding anything herein or in the Confidentiality Agreement, Buyer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Buyer may, in its reasonable discretion, determine; provided however, that Buyer may make any public disclosure as required by the United States Securities and Exchange Commission or the rules and requirements of any applicable stock exchange in Buyer’s sole discretion without prior consultation with Sellers.

Section 7.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Ellie Mae, Inc.

4155 Hopyard Road, Suite 200

Pleasanton, CA 94588

Attention:     Sigmund Anderman, CEO

  Elisa Lee, General Counsel

Facsimile No.: (925) 227-2080

with a copy (which shall not constitute notice to Buyer) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:     Christopher L. Kaufman

  Jamie K. Leigh

Facsimile No.: (650) 463-2600

if to Sellers or Management Employees, to:

TVC Capital, LLC

853 Camino del Mar, Suite 200

Del Mar, CA 92014

Attention:         Jeb Spencer

Facsimile No.: (858) 947-2801

with a copy (which shall not constitute notice to Sellers) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:         Rama Padmanabhan

Facsimile No.: (858) 550-6420

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. PST in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that in the case of any amendment or waiver of this Agreement to be made pursuant to this Section 7.03 with respect to any Seller or any Holdback Participant, the Sellers’

Representative shall be entitled to execute such amendment or waiver in the name of and on behalf of each Seller and each Holdback Participant, and Buyer shall be entitled to rely conclusively on such execution by Sellers’ Representative being legally binding on each Seller and each Holdback Participant, as applicable.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided, further, that any Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to its affiliates, provided that such affiliate agrees in writing to be bound by the terms of this Agreement.

Section 7.06 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

Section 7.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a United States District Court for the State of California (or if such action cannot be brought therein, in any California State Court), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.08 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and any of which may be delivered by facsimile or electronically in portable document format (.pdf). This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.09 Entire Agreement. This Agreement, the Confidentiality Agreement and the documents, agreements, certificates and instruments contemplated herein and therein, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER

ELLIE MAE, INC.

By:	/s/ Sig Anderman
Name:	Sig Anderman
Title:	CEO

[Signature Page to Stock Purchase Agreement]

SELLERS

NORTHGATE PRIVATE EQUITY PARTNERS III, L.P.

By:	/s/ Jared Stone
Name:	Jared Stone
Title:	Managing Member of the GP

NPEP III-Q, L.L.C.

By:	/s/ Jared Stone
Name:	Jared Stone
Title:	Managing Member

TVC CAPITAL L.P.

By:	/s/ Jeb S. Spencer
Name:	Jeb S. Spencer
Title:	Managing Partner

TVC CAPITAL 12-4-0 FUND L.P.

By:	/s/ Jeb S. Spencer
Name:	Jeb S. Spencer
Title:	Managing Partner

TVC CAPITAL PARTNERS L.P.

By:	/s/ Jeb S. Spencer
Name:	Jeb S. Spencer
Title:	Managing Partner

[Signature Page to Stock Purchase Agreement]

SELLERS’ REPRESENTATIVE

TVC CAPITAL, LLC, acting solely in the representative capacity described in Section 2.06

By:	/s/ Jeb S. Spencer
Name:	Jeb S. Spencer
Title:	Managing Partner

[Signature Page to Stock Purchase Agreement]

MANAGEMENT EMPLOYEES, each being bound solely with respect to Article 2, Article 6 and Article 7 of the Agreement

/s/ John Aslanian
John Aslanian

/s/ Todd Clevenger
Todd Clevenger

/s/ Michelle Gable Bilski
Michelle Gable Bilski

/s/ Gregg Holsapple
Gregg Holsapple

/s/ Robert Katz
Robert Katz

/s/ Juan Ruival
Juan Ruival

/s/ Suzanne Sroka
Suzanne Sroka

[Signature Page to Stock Purchase Agreement]